EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-105137 of ABX Air, Inc. and subsidiaries on Form S-4 of our report on the consolidated financial statements of Airborne, Inc. and subsidiaries (Airborne) dated February 25, 2003 [April 25, 2003, as to Notes G, I, and U (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Airborne’s method of accounting for major engine overhaul costs)], appearing in Amendment No. 1 to the Annual Report on Form 10-K/A of Airborne, Inc. and subsidiaries for the year ended December 31, 2002, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington

July 10, 2003